Exhibit 99.1

InspireMD’s CGuard™ Embolic Prevention System to be Prominently Featured in Live Case Transmission at LINC, 28th to the 31st January 2020, in Leipzig, Germany

Several Clinical Presentations, Updates, and Panel Discussions on CGuard EPS to also be presented

Tel Aviv, Israel— January 27, 2020 – InspireMD, Inc. (NYSE American: NSPR), a leader in embolic prevention systems (EPS) / thrombus management technologies and neurovascular devices, today announced that its CGuard™ Carotid Embolic Prevention System (EPS) will be featured in a live case transmission at the Leipzig Interventional Course (LINC) 2020 to be held from January 28th to the 31st at the Trade Fair Leipzig, Hall 2 in Leipzig, Germany. CGuard™ EPS will also be featured in three panel discussions and two scientific posters at the conference.

Live case:

Tuesday, 10:18 – 10:48 Live from Bergamo Technical Forum · Room 3

Case 17 – BG 03: male, 82 years (P-R)

Symptomatic high-risk coronary artery disease

Operators: F. Castriota, A. Micari

Additional presentations featuring CGuard™ EPS will include:

What:              Immediate and one-month results from a prospective real-world multicentre clinical practice of CAS using the CGuard embolic prevention system: The IRONGUARD 2 study P. Sirignano

When:             January 28, 12:45 – 12:50 PM Central European Time

Where:            Room 6 – Speaker’s Corner

What:              Accumulating long-term evidence for the MicroNet-covered stent safety, efficacy and durability in primary and secondary stroke prevention: 5-year data from the PARADIGM-Extend prospective academic trial P. Musialek

When:             January 28, 12:50 – 12:55 PM Central European Time

Where:            Room 6 – Speaker’s Corner

What:              OPTIMAI endovascular sequestration of high-risk carotid plaque using the CGuard™ MicroNET-covered embolic prevention stent system in consecutive patients with symptoms or signs of carotid stenosis-related brain injury: An intravascular ultrasound – controlled investigator-initiated multicentric multi-specialty study (CGuard OPTIMA) P. Musialek

When:             January 28, 12:55 – 13:00 PM Central European Time

Where:            Room 6 – Speaker’s Corner

What:              Reconstruction of left subclavian artery using carotid technology B. Huasen

When:             January 28, 14:30 – 14:35 PM Central European Time

Where:            Main Arena 1

What:              The use of CGuard stents; U.K. experience B. Huasen

When:             January 28, 16:35 – 16:40 PM Central European Time

Where:            Main Arena 1

The CGuard™ Carotid Embolic Prevention System will also be featured at the Company’s booth (16d2). InspireMD will be represented by its management, sales and clinical staff and welcomes all enquiries from clinicians and other interested parties.

About LINC

LINC is a leading global forum for new methods in the field of vascular medicine. LINC brings together medical professionals from different specialties around the world who perform endovascular interventions.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet™ technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuard™), neurovascular, and peripheral artery procedures. InspireMD’s common stock is quoted on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbol NSPR.WS.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

888-776-6804

Email: craigs@inspiremd.com

Jeremy Feffer

LifeSci Advisors, LLC

212-915-2568

Email: jeremy@lifesciadvisors.com